Exhibit 10.27
Irwin Financial Corporation
Amended and Restated Short Term Incentive Plan
1.	Purpose
The purpose of the Irwin Financial Corporation Amended and Restated Short Term Incentive Plan is to support the achievement of the Company’s business and financial goals in order to increase shareholder value by attracting and retaining a high caliber of employees who are capable of improving the Company’s business results. In furtherance of this purpose, the Plan is intended to produce a competitive incentive bonus package that correlates the compensation of such employees with the performance of the Company.
2.	Effective Date
This Short Term Incentive Plan was originally adopted by the Board on February 27, 2002. The Short Term Incentive Plan, effective January 1, 2004, was amended and restated and approved by the Board on February 20, 2004 and approved by shareholders at the 2004 Annual meeting. The Amended and Restated Short Term Incentive Plan was further amended and restated and approved by the Board on December 20, 2005. This Amended and Restated Short Term Incentive Plan shall be effective as of January 1, 2006.
3.	Definitions
a)	AWARD means a payment made pursuant to the Plan at the end of a Performance Period.

b)	BOARD means the Board of Directors of the Company.

c)	CHAIRMAN means the Chairman of the Board.

d)	CODE means the Internal Revenue Code of 1986, as now in effect or as amended, and the regulations promulgated thereunder.

e)	COMMITTEE .means the Compensation Committee of the Board. Unless the Board determines otherwise, the Committee shall be comprised solely of not less than two members who each shall qualify as:
          (i) “Non-Employee director” within the meaning of Rule 16b-3(b)(3) (or any successor rule) under the Exchange Act, and
          (ii) An “outside director” within the meaning of Code section 162(m) and the Treasury Regulations thereunder.
f)	COMPANY means Irwin Financial Corporation.

g)	COVERED OFFICER means any individual who, on the last day of a taxable year of the Company, is the chief executive officer of the Company and any other officer of the Company who is, for such taxable year, determined to be among the Company’s four “highest compensated officers” (other than the chief executive officer of the Company), as defined under Code Section 162(m)(3).

h)	DISABILITY means the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering the Company’s employees.

i)	EXCHANGE ACT means the Securities Exchange Act of 1934, as amended.

j)	IFC means Irwin Financial Corporation.

k)	PERFORMANCE PERIOD means the period of time during which performance is measured pursuant to the Plan, which shall be the Company’s fiscal year; provided, however, that the period of time during which the performance is measured shall be equal to or greater than twelve (12) months of time. The Company’s fiscal year is the calendar year.

l)	PLAN means the Irwin Financial Corporation Amended and Restated Short Term Incentive Plan.

m)	SEPERATION FROM SERVICE means the employee dies, retires, or otherwise has a termination of employment with the Company, excluding any military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or longer, if the individual’s right to reemployment with the Company is provided by statute or contract.
4.	Eligibility
Participants in the Plan shall be those persons who are both senior officers of the Company and designated by the Committee as eligible participants.
Selection for participation in the Plan does not guarantee being selected for participation in the Plan for any subsequent Performance Period. Selection of an employee for participation in the Plan does not give the participant any right to continue in the employ of the Company. The Company reserves the right, which may be exercised at any time, to terminate a Plan participant’s employment or adjust the compensation of a Plan participant with or without cause.

5.	Administration
The Committee shall have full power and authority to construe, interpret and administer the Plan; provided, however, that the Committee in its discretion may from time to time delegate to any officer or officers of the Company any and all authority that it deems necessary or appropriate to carry out the day-to-day administration of the Plan, including without limitation the authority to maintain and administer employee records, payroll records, and recordkeeping associated with voluntary deferral of bonuses. All decisions of the Committee shall be final and binding upon all parties, including participants, employees and the Company.
6.	Awards
The Committee shall (i) within 90 days after the beginning of a Performance Period and before it has become substantially certain that the performance level will be met (or such other time as is consistent with the requirements of Section 162(m) and Section 409A of the Code), in its sole discretion, shall take the following action:
a)	establish a target Award opportunity in writing for each Plan participant for the Performance Period, expressed as a percentage of such participant’s base salary at the end of the Performance Period; and

b)	establish objective performance-based goals for an Award for which the outcome is substantially uncertain at the time such goals are established and that (i) specify a threshold, a target, a maximum and any other performance levels deemed by the Committee to be necessary or appropriate to establish an accurate and effective pay-for-performance schedule and (ii) base performance on one or more of the following financial indicators of the Company’s success: earnings per share, net earnings, net income, operating earnings, customer satisfaction, revenues, net sales, financial return ratios such as return on equity, return on assets, return on capital, and return on investment, ratio of debt to earnings or shareholders’ equity, market performance, market share, balance sheet measurements, economic profit, cash flow, shareholder return, margins, productivity improvement, distribution expense, inventory turnover, delivery reliability, cost control or operational efficiency measures, and working capital, any of which may be measured in absolute terms, growth or improvement during a Performance Period or as compared to another company or companies. Performance goals may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated or other external or internal measure and may include or exclude extraordinary charges, losses from discontinued operations, restatements and accounting changes and other unplanned special charges such as restructuring expenses, acquisitions, acquisition expenses, including expenses related to goodwill and other intangible assets, stock offerings, stock repurchases and strategic loan loss provisions. Such performance goals may be particular to a line of business, subsidiary or other unit or the Company generally, and may, but need not, be based upon a change or an increase or positive result.
Notwithstanding anything in the foregoing to the contrary, in the case of a person who was a Covered Officer as of the close of the immediately preceding fiscal year, the target Award opportunity, performance levels and performance criteria pertaining to such Covered Officer shall also be approved by the Committee within 90 days after the beginning of the Performance Period but in no event after 25 percent of such Performance Period has elapsed (or such other time as is consistent with the requirements of Section 162(m) and 409A). All such target and maximum Award opportunities, performance levels and performance criteria pertaining to any Covered Officer shall be objective and shall otherwise meet the requirements of Code Sections 162(m) and 409A.
Upon being established by the Committee, the target and maximum Award opportunities, performance levels and performance criteria for each participant for a given Performance Period shall be set forth in writing and communicated to each such participant (the “Performance Period Schedule”) provided, however, that the rights of a Covered Officer to receive payment pursuant to any such Award shall be expressly conditioned on obtaining the approval of the Plan by a majority of the shareholders of the Company in the manner provided under Code Section 162(m) prior to such payment..
After the establishment of a performance goal for a Covered Officer, the Committee shall not revise such performance goal (unless such revision will not disqualify compensation attributable to the Award as “performance-based compensation” under Section 162(m) of the Code) or increase the amount of compensation payable with respect to such Award upon the attainment of such performance goal.
As required by Treasury Regulation Section 1.162-27(e)(vi), the material terms of performance goals as described in this Section 6 shall be disclosed to and reapproved by the Company’s shareholders no later than the first shareholder meeting that occurs in the 5th year following the year in which the Company’s shareholders previously approved such performance goals.
The maximum dollar amount for a cash Award that may be earned under the Plan with respect to any single year shall be $2,000,000. Any amount earned with respect to a cash Award with respect to which performance is measured over a period greater than one year shall be deemed to be earned ratably over the number of full and partial years in the Performance Period.
7.	Payment of Awards; Adjustments
a)	At the end of a Performance Period, the amount of the Award payable, if any, shall be determined by the degree to which the participant and/or Company meets the performance goals set forth in the Performance Period Schedule. No Award shall be payable if the participant and/or Company does not meet the performance goals set forth in the Performance Period Schedule.

b)	For any Awards payable to Covered Officers, the Committee shall certify prior to any such payment in writing the extent to which the performance goal or goals (and any other material terms) applicable to such Performance Period have been satisfied and the amounts to be paid, vested or delivered as a result thereof.

c)	The Committee reserves the right to adjust the Award of any participant (other than a Covered Officer) to reflect individual performance and/or extraordinary circumstances. The Award of any Covered Officer shall be subject to the right of the Board to reduce in a manner consistent with Code Section 162(m), but not increase, such Covered Officer’s Award to reflect individual performance and/or extraordinary circumstances.

d)	A participant’s Award, if any, for each Performance Period shall be paid in a cash lump sum as soon as practicable after it has been determined that the practice goals have been met, but no later than the 14th day of the third month after the close of the Performance Period, provided the participant is in the employ of the Company on the last working day of the Performance Period except as provided in Section 7(f). If for any reason it is administratively impracticable to pay the Awards by that deadline, such payments shall be made as soon as administratively practicable by the end of the year. For an employee whose employment commences during a Performance Period, a prorated Award will be paid based on the portion of the Performance Period during which he or she was employed by the Company

e)	If a participant transfers to or from the Company or any affiliate of the Company at any time during the Performance Period, he or she will be entitled to a prorated Award under the Plan based on the portion of the Performance Period during which he or she was employed by the Company; provided that the performance goals and performance criteria were met during the applicable Performance Period. Any prorated Awards earned will be paid at the same time that other participants’ Awards are paid and shall be based on performance results for the full Performance Period.

f)	An Award is not earned and shall not be paid unless the employee is employed by the Company and on the Company’s payroll at the end of the Performance Period. The Committee may make exceptions to this requirement, in its sole discretion, under circumstances including, but not limited to, Separation from Service due to retirement or death or Disability; provided, however, that such Award shall be evaluated by the Committee as set forth in this Section 7 after the conclusion of the relevant Performance Period at the time the Committee generally review achievement of performance goals and Awards to other participants.

g)	There shall be deducted from all payments in respect of an Award made under the Plan any taxes required to be withheld under applicable federal, state or local law.
8.	Deferral of Payment.
a)	Any participant may elect to defer all or a portion of his or her Award to be received with respect to a Performance Period by submitting a written request to the Committee on or before June 30 of that Performance Period or such other designated date that is six months prior to the end of the Performance Period, an din no event may a deferral election be made after is has become substantially certain that the performance goals will be met. Notwithstanding anything to the contrary above, a participant shall not be permitted to defer a pro-rated award if such participant is hired less than six months before the end of the Performance Period or, if less, after it becomes substantially certain that the performance goals set forth in the Performance Period Schedule have been met.

b)	The deferral request, which shall be made in a form adopted and approved by the Committee from time to time, must state the amount of Award to be deferred (a dollar amount or a percentage of the Award earned), and the date the deferred Award is to be paid. A deferral Award shall be paid on the earliest of: (1) the first anniversary of the date of the participant’s Separation from Service; (2) the date of the participant’s death; or (3) the payment date specified in the participant’s deferral election.

c)	As soon as administratively feasible after a participant’s death, any deferred Award will be paid to his or her beneficiary designated under the Company’s group life insurance plan unless the participant has submitted an alternative written beneficiary designation under this Plan. Notwithstanding the above, in the event the participant is a “specified employee,” as such term is defined in Code Section 409A and the regulations promulgated thereunder, any deferred Award to be paid upon the participant’s Separation from Service may be made no earlier than the day after the date that is six months after the Separation from Service date or the date of death, if earlier, but only to the extent such delay is required by law or regulation. For this purpose, “specified employees” shall be identified as of December 31 of the applicable year.

d)	Deferred Awards shall be credited with interest from the first day of January of the fiscal year following the fiscal year in which the Award is earned at the national prime rate as reported in The Wall Street Journal on the date interest is credited.

e)	Notwithstanding the above, in the event a Plan participant makes a subsequent deferral election to delay payment of the deferred Award after his initial deferral election under Section 8(h) of the Plan, the subsequent deferral election:
          (i) Must be made no later than twelve (12) months prior to the date the Award was scheduled to be paid pursuant to the initial deferral election under Section 8(h);
          (ii) If the payment is not on account of Disability or death, must result in a deferral of the Award to a date that is at least five (5) years from the date the Award was scheduled to be paid pursuant to the initial deferral election under Section 8(h); and
          (iii) Must not take effect until at least twelve (12) months after the date on which the subsequent deferral election is made.
9.	Miscellaneous
a)	AMENDMENT, SUSPENSION OR TERMINATION OF THIS PLAN. Subject to the requirements of Code Section 162(m) and 409A and the Treasury Regulations promulgated thereunder, the Board may, at any time and from time to time, amend, suspend or terminate the Plan or any part of the Plan as it may deem proper and in the best interest of the Company; provided, that, subject to the right of the Board and the Committee to adjust Awards pursuant to Section 7(c), no such action may cause any participant to be deprived of any Award previously awarded but not yet paid, or be effective in the fiscal year in which such action is taken unless it is taken within the first three months of the fiscal year.

b)	ACCELERATION OF TIME OF PAYMENT IN THE EVENT OF PLAN TERMINATION. In accordance with the proposed regulations issued pursuant to Code Section 409A, the Company has the discretion to accelerate the time of payment of any Award deferred pursuant to Section 8 of the Plan where the right to payment arises due to a termination of the Plan as follows:
          (i) The Company exercises its discretion to terminate the Plan within 12 months of a corporate dissolution taxed under section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A), provided that the amounts deferred under this Plan are included in the participants’ gross income in the latest of the calendar year in which this Plan is terminated, the calendar year in which the amount is no longer subject to substantial risk of forfeiture, or the first calendar year in which payment is administratively practicable;
          (ii) The Company exercises its discretion to terminate the Plan within the 30 days preceding or the 12 months following a change in control event (as defined in Prop. Treas. Reg. 1.409A-2(g)(4)(i)), provided that the Plan is treated as terminated under this provision only if all substantially similar plans sponsored by the Company are terminated, so that all participants are required to receive all amounts of compensation deferred under all plans within 12 months of the date of termination of this Plan;
          (iii) The Company exercises its discretion to terminate the Plan, if : all the Company also terminates all plans sponsored by the Company that would be aggregated with this Plan under Prop.Treas.Reg. 1.409A-1(c) if the same participant(s) participated in all such plans, no payments occur within 12 months of the termination of such plans (other than payments that would be payable under the plans absent such termination), all payments are made within 24 months of termination of the plans, and for five years following the date of termination of this Plan, the Company does not adopt a new plan that would be aggregated with this Plan if the same participants participated in the new plan.
c)	SECTIONS 162(M) AND 409A. The Company intends that Awards made to Covered Officers under the Plan shall satisfy the requirements for “performance-based compensation” under Code Sections 162(m) and 409A and the Treasury Regulations promulgated thereunder. Therefore, Awards to Covered Officers and interpretation of the Plan shall be guided by such provisions, as appropriate. If a provision of the Plan would cause a payment to a Covered Officer to fail to satisfy these requirements, it shall be interpreted and applied in a manner such that said payment will satisfy Code Sections 162(m) and Section 409A. Notwithstanding the foregoing, the Company shall request that IFC obtain IFC shareholder approval for any amendment of the Plan as may be required under Code Section 162(m) to ensure the Plan’s qualification under Code Section 162(m). The timing of a payment may be delayed to a date after the designated payment date where the Company reasonably anticipates that the Company’s deduction with respect to such payment otherwise would be limited or eliminated by the application of Code Section 162(m); provided, however, that the payment shall be made either at the earliest date at which the Company reasonably anticipates that the deduction of the payment amount will not be limited or eliminated by application of Code Section 162(m)

or the calendar year in which the participant Separates from Service, as that term is defined by Code Section 409A and regulations issued thereunder.
d)	NO ASSIGNMENT. No portion of any Award under the Plan may be pledged, assigned or transferred otherwise than by will or the laws of descent and distribution prior to its payment.

e)	LIMITATION ON LIABILITIES. In any matter related to the Plan, no director or employee of Irwin Financial Corporation, or any affiliate of Irwin Financial Corporation shall be liable for the action, or the failure to act, on the part of any other such person.

f)	LIMITATION ON VESTED INTEREST. Awarding a bonus is within the sole discretion of the Committee. No participant has a vested interest in an award under the Plan prior to the end of the Performance Period for which the Award is granted.

g)	EMPLOYMENT RIGHTS. Participation in this Plan shall not be construed to grant any employee the right to be retained in the employ of the Company.

h)	UNSECURED GENERAL CREDITORS. Participants shall have no right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any participant, beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

i)	GOVERNING LAW. The validity and construction of the Plan and any rules relating to the Plan shall be determined and governed by the laws of the State of Indiana without reference to principles of conflict of laws, except as superseded by applicable federal law.